Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136924 on Form S-8 and Registration Statement No. 333-163193 on Form S-3 of our report dated March 31, 2010, relating to the consolidated financial statements of GeoMet, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures), and the effectiveness of GeoMet, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2009.

/s/    DELOITTE & TOUCHE LLP

Houston, Texas

March 31, 2010